EXHIBIT 99.1

May 16, 2005

Propex Announces Resignation of Chief Executive Officer

After three years of strong leadership culminating in the successful transition of Propex Fabrics from a business of BP plc to a stand-alone enterprise, Bradford T. Mortimer has announced his resignation as Director, President and CEO of Propex Fabrics Inc., effective May 16, 2005, for personal reasons.

An outside search has been initiated for a replacement. In the interim, Donald G. Mercer has been appointed Acting-CEO of Propex Fabrics Inc. Mr. Mercer is currently a member of the Propex Board of Directors and is a retired principal and senior officer of Mohawk Industries, Inc., and has also held key management positions with Allied Signal Inc. and Salem Carpet Mills. “Mr. Mercer’s extensive industry experience will be of great value as he leads the enterprise until such time as a new CEO has been appointed,” said G.W. Henderson III, Chairman of the Board of Directors of Propex Fabrics Inc.